Exhibit 11

                 Statement of Computation of Per Share Earnings

         Set forth below is the basis for the computation of earnings per share for the periods shown.

                                                 Years Ended December 31,

Earnings (loss) Per Common Share                   2001            2000
                                                   ----            ----

      Basic                                     $  (0.99)       $  (1.82)

         Average Shares Outstanding              822,250         487,763

         Diluted                                $  (0.99)       $  (1.82)

         Average Shares Outstanding              822,250         487,763